Exhibit 5

Quarterly Securities Report

(First Quarter of the 38th Term)

For the three months ended June 30, 2009

Takara Leben CO., LTD.

2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

[Quarterly Review Reports]

Cover

Document submitted:	Quarterly Securities Report

Pursuant to:	Article 24-4 (7), paragraph (1) of the Financial Instruments and Exchange Act

Submitted to:	Director-General of the Kanto Local Finance Bureau

Date of submission:	August 7, 2009

Period for Quarterly Financial Report:	First quarter of the 38th term (for the three months ended June 30, 2009)

Company name (Japanese):	Kabushikigaiha Takara Re-ben

Company name (English):	Takara Leben CO., LTD.

Title and name of representative:	Yoshio Murayama, President and Representative Director

Place of head office:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning, Manager of Business Planning Office and Representative Director

Place of contact:	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo

Telephone number:	(03)-5324-8720

Contact:	Kazuichi Shimada, Vice President, Chief Director of General Planning, Manager of Business Planning Office and Representative Director

Place of general inspection:	Tokyo Stock Exchange Group, Inc. (2-1 Nihonbashi Kabutocho, Chuo-ku, Tokyo)

PART I	CORPORATE INFORMATION

ITEM 1	Corporate Overview

1. Selected Financial Data

	Three months ended June 30, 2008	Three months ended June 30, 2009	Year ended March 31, 2009
Sales (Millions of yen)	14,510	9,447	57,652
Ordinary income (losses) (Millions of yen)	2,107	(165)	(9,787)
Net income (losses) (Millions of yen)	1,193	(208)	(12,471)
Net assets (Millions of yen)	20,273	6,206	6,420
Total assets (Millions of yen)	98,197	68,724	71,486
Net assets per share (Yen)	1,224.42	374.82	387.80
Net income (losses) per share, basic (Yen)	72.07	(12.57)	(753.21)
Net income (losses) per share, diluted (Yen)	—	—	—
Shareholders’ equity ratio (%)	20.6	9.0	9.0
Net cash provided by operating activities (Millions of yen)	3,720	1,311	6,653
Net cash provided by investing activities (Millions of yen)	(1,761)	(70)	(4,144)
Net cash provided by financing activities (Millions of yen)	(3,970)	(1,766)	(11,671)
Cash and cash equivalents at the end of period (Millions of yen)	10,884	3,209	3,733
Number of employees	524	337	333

(Notes)

1.	The Company prepares its consolidated financial statements, and therefore non-consolidated financial data is not prepared.
2.	Consumption taxes and other taxes are not included in sales.
3.	Diluted net income per share for the three months ended June 30, 2009 is not presented as there is no share with dilutive effect.

2. Business Overview

There were no material changes in the business operated by Takara Leben Group (the Company and its subsidiaries and affiliates during the first quarterly period for the three months ended June 30, 2009. There were also no changes in major subsidiaries and affiliates.

3. Subsidiaries and Affiliates

There were no material changes in major subsidiaries and affiliates during the first quarterly period for the three months ended June 30, 2009.

4. Employees

(1) The Company and the Consolidated Subsidiaries

As of June 30, 2009
Number of employees	337 (129)

(Notes)
1.	Number of employees represents the number of people employed.
2.	The number within the parentheses ( ) in the column for Number of employees represents the average number of temporary employees (converted as one person working 8 hours per day) employed during the first quarterly period for the three months ended June 30, 2009.

(2) The Company

As of June 30, 2009
Number of employees	196 (18)

(Notes)
1.	Number of employees represents the number of people employed.
2.	The number within the parentheses ( ) in the column for Number of employees represents the average number of temporary employees (converted as one person working 8 hours per day) employed during the first quarterly period for the three months ended June 30, 2009.

ITEM 2	Operating and Financial Review

1. Operating Results

(1) Sales

	Three months ended June 30, 2009
Name of business division	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	8,413	64.2
Real estate rental business	330	93.6
Real estate management business	469	107.6
Other business	234	37.5

Total	9,447	65.1

(Note)	Consumption tax and other taxes are not included in the above amounts.

(2) Number of housing units contracted during the period

	Three months ended June 30, 2009
Name of business division	Number of housing units	Change from corresponding quarterly period of the previous fiscal year (%)	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	487	169.7	15,296	103.1

Total	487	169.7	15,296	103.1

(Note) Consumption tax and other taxes are not included in the above amounts.

(3) Contracted ratio

	As of June 30, 2009
Name of business division	Number of housing units	Change from corresponding quarterly period of the previous fiscal year (%)	Amount (Millions of yen)	Change from corresponding quarterly period of the previous fiscal year (%)
Real estate sales business	655	83.4	20,605	85.8

Total	655	83.4	20,605	85.8

(Note) Consumption tax and other taxes are not included in the above amounts.

2. Risk Factors

In the previous consolidated fiscal year, net losses totaled 12.471 million yen, net assets amounted 6,420 million yen, and shareholders’ equity ratio declined significantly by 9.0%, due to recording of appraisal loss of real estate for sale and real estate for sale in process. In addition, the group’s cash position worsened sharply due to sales of property slowing down and requiring some time until completely being sold.

Even in the first quarter, ordinary losses amounted to 165 million yen due to impacts from the environment surrounding the real estate industry. Net losses in the first quarterly period for the three months ended June 30, 2009 totaled 208 million yen.

The abovementioned condition calls for a significant doubt in continuing operation of the Company.

3. Material Contracts

In the first quarterly period for the three months ended June 30, 2009, there were no decisions or execution of material contracts that may impact the operation of the Company.

4. Operating, Financial and Cash Flow Analysis

Items in the text which pertain to the future have been assessed by Takara Leben Group (the Company and its consolidated subsidiaries) as of the date on which this Quarterly Report was filed.

(1) Analysis of operating results

1) Sales by business segment

In the first quarterly period for the three months ended June 30, 2009), Takara Leben Group posted sales of 8,413 million yen (35.8% decrease as compared to the corresponding period of the previous fiscal year) for the real estate sales business, due to sales of 261 built-for sale condominiums, as well as newly built detached houses and pre-owned condominiums.

In the real estate rental business, sales totaled 330 million yen (6.4% decrease as compared to the corresponding period of the previous fiscal year), consisting of leasing revenues received from tenants in condominium blocks, offices, and shops.

The real estate management business generated 469 million yen (7.6% increase as compared to the corresponding period of the previous fiscal year) in sales, mainly from management of 419 blocks of residential condominiums (20,956 units in total).

Sales from other business was 234 million yen (62.5% decrease as compared to the corresponding period of the previous fiscal year), mainly from orders for optional construction work arising from the sale of condominiums, commissions from real estate sales agency services, etc.

Based on the above, consolidated net sales amounted to 9,447 million yen (34.9% decrease as compared to the corresponding period of the previous fiscal year) for the three months ended June 30, 2009.

2) Analysis of financial position

With regard to the assets, liabilities, and net assets of Takara Leben Group as of June 30, 2009, consolidated total assets amounted to 68,724 million yen, indicating a 2,762 million yen decrease as compared to the end of the previous consolidated fiscal year due to a decrease in inventories and repayment of borrowings, etc.

(Current assets)

Current assets have decreased 2,062 million yen from the end of the previous consolidated fiscal year, to 45,303 million yen, mainly due to a decrease in cash and deposits due to repayment of short-term borrowings and a decrease in inventories due to strict control of new purchases.

(Fixed assets)

Fixed assets have decreased 699 million yen from the end of the previous consolidated fiscal year, to 23,420 million yen, due to a transfer of business assets to inventory.

(Current liabilities)

Current liabilities have decreased 32 million yen from the end of the previous consolidated fiscal year, to 48,567 million yen, due to the decrease in accounts payable-trade outweighing the increase in transfers between long-term and short-term borrowings.

(Long-term liabilities)

Long-term liabilities have decreased 2,514 million yen from the end of the previous consolidated fiscal year, to 13,951 million yen, due to transfers between long-term and short-term borrowings.

(Net assets)

Net assets totaled 6,206 million yen, have decreased 214 million yen from the end of the previous consolidated fiscal year, due to recording of net losses.

(2) Cash flows

At of June 30, 2009, cash and cash equivalents (hereinafter referred to as “cash”) amounted to 3,209 million yen, have decreased 524 million yen from the end of the previous consolidated fiscal year.

(Net cash provided by operating activities)

The increase in cash provided by operating activities amounted to 1,311 million yen (3,720 million yen increase in the corresponding quarterly period of the previous fiscal year). This was due mainly to a decrease in inventories.

(Net cash provided by investing activities)

The decrease in cash used in investing activities totaled 70 million yen (1,761 million yen decrease in the corresponding quarterly period of the previous fiscal year). This was due mainly to an acquisition of fixed assets.

(Net cash provided by financing activities)

The decrease in cash used in financing activities was 1,766 million yen (3,970 million yen decrease in the corresponding quarterly period of the previous fiscal year). This was due mainly to repayment of short-term borrowings.

(3) Business or financial issues that should be resolved

In the first quarterly period of the current fiscal year for the three months ended June 30, 2009, there were no important changes regarding issues that Takara Leben Group should resolve.

(4) Research and development activities

None.

(5) Factors having a significant impact on operating results

The condominium business, which is Takara Leben Group’s main product, has a tendency to be influenced by demand trends of purchasers and supply trends of suppliers. Demand trends of purchasers are easily affected by business trends, interest-rate trends, housing tax, consumption tax, trends in land process, etc., while supply trends are easily affected by the purchasing amount of land, fluctuations in subcontract prices of subcontractors such as general contractors, bankruptcy, etc. of contractors, difficulty of raising new funds, interest rates, etc. As a result, changes in these trends may have significant impacts on operating results.

(6) Key events calling for a significant doubt in continuing operation of the Company

In the previous consolidated fiscal year, the Company recorded a net loss of 12,471 million yen , along with net assets of 6,420 million yen, and there was a significant decline in the shareholders’ equity ratio by 9.0% due to recording of appraisal loss of real estate for sale and real estate for sale in process. In addition, the group’s cash position worsened sharply due to sales of property slowing down and requiring some time until completely being sold.

Even during the three months ended June 30, 2009, ordinary losses amounted to 165 million yen due to impacts of the environment surrounding the real estate industry. Net losses for the three months ended June 30, 2009 totaled 208 million yen.

Those situations gave a rise to serious doubts concerning continuing operation of the Company.

Under such circumstances, the Group promoted “Building Project” aggressively to resolve those situations, and cutting interest-bearing liabilities by reducing inventories through accelerated sales of completed inventory properties based on the appropriate pricing reflecting the market conditions. Furthermore, we focused on financial stability by improving efficiency and profitability through restructure of the business strategies including promotion of resale business. Concurrently, we have reinforced our organizational impetus by defining clearly the roles, responsibilities and authority within the Company and the Group.

In addition, in the first quarterly period for the three months ended June 30, 2009, we implemented measures to optimize the personnel allocation and consolidation of business bases including relocation of offices, and to diminish selling, general and administrative expenses mainly by decreasing directors’ compensation, etc.

Therefore, the Company intends to ensure implementation of the aforementioned measures in order to step out of the crisis currently facing the Group as soon as possible, and aim to grow the Company in a sound and stable manner.

ITEM 3	Properties and Equipments

(1) Major properties and equipments

In the first quarterly period for the three months ended June 30, 2009, there were no changes in major properties and equipments.

(2) Plans for acquisitions and disposals of property and equipment

During the three months ended June 30, 2009, there were no significant changes in plans for acquisitions, disposals of important properties and equipments made in the previous consolidated fiscal year. There are also no newly established plans for the acquisition, expansion, renovation, removal, disposition, etc. of significant properties or equipments.

ITEM 4	Overview of the Company

1.	Stock Information

(1)	Total number of shares

1)	Total number of shares

Type	Number of shares authorized (Shares)
Common stock	62,000,000

Total	62,000,000

2) Total number of issued shares

Type	Number of shares issued as of June 30, 2009	Number of shares issued as of the filing date (August 7, 2009)	Name of exchange where financial instruments are listed, or name of authorized financial instruments firms association to which securities are registered	Contents
Common stock	17,540,333	17,540,333	Tokyo Stock Exchange (First Section)	Standard shares of the Company of which there are no limitations to rights; trading unit is 100 shares.

Total	17,540,333	17,540,333	—	—

(2) Subscription rights

Not applicable.

(3) Rights plan

Not applicable.

(4) The number of shares issued and capital stock

Date	Increase (decrease) in number of shares issued	Shares issued	Increase (decrease) in capital stock (Millions of yen)	Capital stock (Millions of yen)	Increase (decrease) in capital reserve (Millions of yen)	Capital reserve (Millions of yen)
April 1, 2009 to June 30, 2009	—	17,540,333	—	2,442	—	2,440

(5) Major shareholders

As copies of large-shareholdings reports have not been sent, the Company is not aware of any changes of major shareholders for the three months ended June 30, 2009.

(6) Voting rights

As the information regarding “Voting rights” as of June 30, 2009 could not be confirmed, the information herein was based on the shareholders registry of the latest record date (March 31, 2009).

  1) Shares issued and outstanding

As of June 30, 2009

	Number of shares (Shares)	Number of voting rights	Contents
Nonvoting shares	—	—	—
Shares with restricted voting right (Treasury shares, etc.)	—	—	—
Shares with restricted voting right (Other)	—	—	—
Full voting right shares (Treasury shares, etc.)	Common stock 982,600	—	Standard shares of the Company of which there are no limitations to rights; trading unit is 100 shares.
Full voting right shares (Other)	Common stock 16,555,600	165,556	Same as above.
Shares less than one unit	Common stock 2,133	—	Shares of less than 1 trading unit (100 shares)
Total number of shares issued and outstanding	17,540,333	—	—
Total number of voting rights of shareholders	—	165,556	—

(Note)	“Full voting right shares (Other)” includes 400 shares in the name of Japan Securities Depository Center, Inc. In addition “Number of voting rights” includes 4 voting rights pertaining to complete voting right shares in the name of Japan Securities Depository Center, Inc.

2) Treasury shares, etc.

As of June 30, 2009

Name of owner	Address of owner	Directly held shares	Indirectly held shares	Total	Percentage of shares issued and outstanding (%)
Takara Leben CO., LTD.	2-6-1 Nishi-Shinjuku, Shinjuku-ku, Tokyo	982,600	—	982,600	5.6

Total	—	982,600	—	982,600	5.6

2. Share Prices History

Highs and lows

Month	April 2009	May	June
High (yen)	231	207	226
Low (yen)	146	151	184

(Note) Highs and lows prices refer to those in the First Section of the Tokyo Stock Exchange.

3.   Directors and Senior Management

During the period between the date on which the Financial Report for the previous fiscal year was filed and the date on which the Quarterly Securities Report was submitted, there were no changes in directors and senior management.

ITEM 5	Financial Statements

1.  Preparation of quarterly consolidated financial statements

The Company prepared its quarterly consolidated financial statements in accordance with Regulations concerning the Terminology, Forms and Preparation Methods of Quarterly Consolidated Financial Statements (Cabinet Office Ordinance No. 64, 2007; hereinafter referred to as “Quarterly Consolidated Financial Statement Regulations”).

For the three months ended June 30, 2008, quarterly consolidated financial statements were prepared in accordance with the Quarterly Consolidated Financial Statement Regulations before their amendment; and for the three months ended June 30, 2009 and the cumulative total for the three months ended June 30, 2009 quarterly consolidated financial statements were prepared in accordance with Quarterly Consolidated Financial Statement Regulations after their amendment.

2.  Quarterly review certificate

Pursuant to articles No. 193-2 Section 1 of the Financial Instruments and Exchange Act, Grant Thornton Taiyo ASG performed quarterly review of the consolidated financial statements for the three months ended June 30, 2008, and the three months ended June 30, 2009.

1. Quarterly Consolidated Financial Statements

(1) Quarterly Consolidated Balance Sheets

(Millions of yen)

	June 30, 2009		March 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents		3,341		3,865
Notes and account receivables		61		49
Securities		29		34
Real property for sale	*2,*3	17,342	*2,*3	16,535
Real property for sale in progress	*2	21,731	*2,*3	23,017
Other		2,812		3,876
Loan loss reserves		(15)		(12)

Total Current Assets		45,303		47,366

Fixed Assets:
Tangible fixed assets
Buildings and structures, net	*1,*2,*3	5,614	*1,*2,*3	5,708
Land	*2,*3	15,813	*2,*3	16,376
Other, net	*1,*2,*3	227	*1,*2,*3	287

Total Tangible Fixed Assets		21,654		22,372

Intangible fixed assets	*2	413	*2,*3	412
Investments and other assets
Other	*2	1,643	*2	1,626
Loan loss reserves		(290)		(292)

Total Investments and Other Assets		1,352		1,334

Total Fixed Assets		23,420		24,120

Total Assets		68,724		71,486

(Millions of yen)

	June 30, 2009		March 31, 2009
LIABILITIES
Current Liabilities:
Notes and account payables	*2	8,586	*2	9,393
Short-term borrowings	*2	10,486	*2	12,147
Long-term debt due within one year	*2	26,500	*2	24,134
Income taxes payable		55		121
Reserve		139		170
Other		2,797		2,631

Total Current Liabilities		48,567		48,599

Fixed Liabilities:
Long-term debts	*2	13,046	*2	15,516
Reserve		135		169
Other		769		779

Total Fixed Liabilities		13,951		16,466

Total Liabilities		62,518		65,065

NET ASSETS
Shareholders’ Capital:
Capital		2,442		2,442
Additional paid-in capital		2,572		2,572
Retained earnings		2,499		2,707
Treasury stock		(1,295)		(1,295)

Total Shareholders’ Capital		6,220		6,428

Valuation and Translation Adjustments:
Net unrealized gains on other securities		(13)		(7)

Total Valuation and Translation Adjustments		(13)		(7)

Total Net Assets		6,206		6,420

Total Liabilities and Net Assets		68,724		71,486

(2) Quarterly Consolidated Statements of Income

 Three-month Period

(Millions of yen)

	Three months ended June 30, 2008	Three months ended June 30, 2009
Sales	14,510	9,447
Cost of sales	10,049	7,410

Gross Profit	4,460	2,036

Selling, general and administrative expenses	* 2,100	* 1,941

Operating Income	2,359	94

Non-Operating Income:
Interest income	1	1
Dividend income	4	1
Commissions received	12	14
Investment returns	29	13
Other income	18	13

Total Non-Operating Income	66	44

Non-Operating Expenses:
Interest expenses	309	294
Other	9	10

Total Non-Operating Expenses	318	305

Ordinary Income	2,107	(165)

Extraordinary Gains:
Gain on sales of investment securities	50	1
Reversal of reserve for bonuses	—	27

Total Extraordinary Gains	50	28

Extraordinary Losses:
Loss on disposal of fixed assets	—	24
Impairment loss	39	12
Office relocation expenses	—	8
Loss on valuation of investments securities	49	—
Loss on sale of investment securities	8	—

Total Extraordinary Losses	97	45

Income (losses) before income taxes	2,060	(182)

Income and other taxes	805	52
Income tax refund	—	(9)
Income tax adjustments	54	(17)

Total income taxes	859	25

Minority interest	8	—

Net income (losses)	1,193	(208)

(3) Quarterly Consolidated Statements of Cash Flow

(Millions of yen)

	Three months ended June 30, 2008	Three months ended June 30, 2009
Net Cash Provided by (used in) Operating Activities
Net income or losses before tax adjustments	2,060	(182)
Depreciation and amortization	83	94
Reversal of reserve for bonuses	—	(27)
Impairment losses	39	12
Office relocation expenses	—	8
Increase (Decrease) in reserves	134	79
Interest and dividend income	(5)	(2)
Gain (Loss) from investment	(29)	(13)
Gain (Loss) on sales of investment securities and valuation	8	(1)
Interest expenses	309	294
Loss on disposal of fixed assets	—	24
Decrease (Increase) in account receivables	419	(11)
Decrease (Increase) in inventories	633	1,664
Increase (Decrease) in account payables	2,879	(806)
Other	(981)	581

Subtotal	5,550	1,713

Interest and dividend received	5	2
Interests paid	(322)	(292)
Income taxes paid	(1,513)	(111)

Net Cash Provided by (used in) Operating Activities	3,720	1,311

Net Cash Provided by (used in) Investing Activities
Payments for purchase of investment securities	(5)	—
Proceeds of redemption from investment securities	5	5
Payments for purchase of tangible fixed assets	(1,760)	(52)
Payments for purchase of intangible fixed assets	(4)	(20)
Proceeds from sales of investment securities	4	13
Other	(0)	(16)

Net Cash Provided by (used in) Investing Activities	(1,761)	(70)

Net Cash Provided by (used in) Financing Activities
Increase (Decrease) in short-term debt	(1,133)	(1,660)
Increase (Decrease) in commercial paper	(1,000)	—
Proceeds from long-term debt	4,014	1,734
Repayments of long-term debt	(5,674)	(1,839)
Cash dividends paid	(176)	(0)

Net Cash Provided by (used in) Financing Activities	(3,970)	(1,766)

Net Increase (Decrease) in Cash and Cash Equivalents	(2,011)	(524)

Cash and Cash Equivalents at Beginning of the Period	12,896	3,733

Cash and Cash Equivalents at End of the Period	*10,884	*3,209

Changes to important items fundamental to quarterly consolidated financial statement preparation

None.

Simplified accounting method

Three months ended June 30, 2009
Method for calculating depreciation of fixed assets	In calculation of the depreciated value of fixed assets, the declining-balance method is employed, where the depreciated value for the entire year is first calculated, and then being divided proportionally to the corresponding reporting period.

Method for evaluating inventories	Devaluations of book prices of inventories were made only on such item’s profitability had become evidently lower..

Use of special accounting method in preparation for the quarterly consolidated financial statements

None.

Notes

(Items related to Quarterly Consolidated Balance Sheets)

June 30, 2009			March 31, 2009
*1 The total amount of depreciation and amortization of tangible fixed assets is 2,101 million yen.			*1 The total amount of depreciation and amortization of tangible fixed assets is 2,136 million yen.

*2 Assets that are offered as collateral and corresponding liabilities are as follows.			*2 Assets that are offered as collateral and corresponding liabilities are as follows.

(1) Assets offered as collateral			(1) Assets offered as collateral

Real property for sale	15,800	million yen	Real property for sale	14,590	million yen
Real property for sale in progress	20,796		Real property for sale in progress	22,156
Buildings and structure, net	5,339		Buildings and structure, net	5,428
Land	15,624		Land	16,187
Other, net	186		Other, net	252
Intangible fixed assets (leasehold)	224		Intangible fixed assets (leasehold)	224

Total	57,971		Total	58,840

(2) Liabilities for the above			(2) Liabilities for the above

Short-term borrowings	10,050	million yen	Short-term borrowings	11,711	million yen
Long-term debt due within one year	26,335		Long-term debt due within one year	23,974
Long-term debts	12,109		Long-term debts	14,536
Notes and account payable, trade	6,487		Notes and account payable, trade	9,075

Total	54,982		Total	59,299

(3) In addition to the above, capital contribution in the amount of 594 million yen in Tokumei Kumiai (investment and other assets “Investment Securities”) is used to secure 946 million loan borrowed by a special purpose company of the Triumph Assets 2 Ltd.

(3) In addition to the above, capital contribution in the amount of 581 million yen in Tokumei Kumiai (investment and other assets “Investment Securities”) is used to secure 979 million loan borrowed by a special purpose company of the Triumph Assets 2 Ltd.

*3 As the purpose of holding of certain real properties has been changed from “development and leasing” to “resale” during the three months ended June 30, 2009 of the current consolidated fiscal year, 348 million yen for buildings and structures, 555 million yen for land, and 0 million yen for other have been transferred to real property for sale.

*3 As the purpose of holding of certain real properties has been changed from “development and leasing” to “resale” during the previous consolidated fiscal year, 424 million yen for buildings and structures, 1,077 million yen for land, 0 million yen for other, and 237 million yen for leasehold (intangible fixed assets) have been transferred to real property for sale.

    In addition, as the purpose of holding of certain real properties has been changed from “resale” to “development and leasing” during the previous consolidated fiscal year, 105 million yen for real property for sale, 758 million yen for real property for sale in progress have been transferred to 340 million yen for buildings and structures and 523 million yen for land.

4 Contingent liabilities	4 Contingent liabilities

Guarantees made for borrowings from financial institutions by companies other than consolidated subsidiaries	Guarantees made for borrowings from financial institutions by companies other than consolidated subsidiaries

Joint and several guarantees and liabilities toward financial institutions until registration of mortgage is completed	1,275	million yen	Joint and several guarantees and liabilities toward financial institutions until registration of mortgage is completed	4,135	million yen
AS PARTNERS Co., Ltd.	161		AS PARTNERS Co., Ltd.	164
Aruka Co., Ltd.	42		Aruka Co., Ltd.	35

Total	1,479		Total	4,335

June 30, 2009			March 31, 2009

5  Takara Leben Group has entered into certain account overdraft agreements and commitment line agreements with 7 banks to efficiently procure operating capital. The unexecuted loan balances under such agreements as of the end of the first quarterly period of the current consolidated fiscal year is as follows.

5  Takara Leben Group has entered into certain account overdraft agreements and commitment line agreements with 8 banks to efficiently procure operating capital. The unexecuted loan balances under such agreements as of the end of the previous consolidated fiscal year is as follows.

Total account of overdrafts and commitment lines	6,189	million yen	Total account of overdrafts and commitment lines	8,239	million yen
Executed loan balances	4,141		Executed loan balances	4,207
Difference	2,048		Difference	4,032

(Items related to Quarterly Consolidated Statement of Income)

Three months ended June 30, 2008			Three months ended June 30, 2009
* Major expenses and amounts for selling and general administrative expenses are given below.			* Major expenses and amounts for selling and general administrative expenses are given below.

Advertising expenses	645	million yen	Advertising expenses	436	million yen
Sales commissions	114		Sales commissions	53
Sales promotion expenses	351		Sales promotion expenses	569
Salaries	345		Salaries	320
Provision for employees’ bonuses	67		Provision for employees’ bonuses	56
Provision for directors’ bonuses	11		Provision for directors’ bonuses	2
Employee retirement benefit costs	6		Employee retirement benefit costs	4
Depreciation and amortization	11		Depreciation and amortization	15
Taxes and public charges	79		Taxes and public charges	55

(Items related to Quarterly Consolidated Statements of Cash Flows)

Three months ended June 30, 2008			Three months ended June 30, 2009
* Relationship between cash and cash equivalents balance as of the end of the first quarterly period and the same item balance on quarterly consolidated balance sheets			* Relationship between cash and cash equivalents balance as of the end of the first quarterly period and the same item balance on quarterly consolidated balance sheets

	(As of June 30, 2008)			(As of June 30, 2009)
Cash and cash accounts	10,923	million yen	Cash and cash accounts	3,341	million yen
Fixed-term deposits with deposit term over three months	(39)		Fixed-term deposits with deposit term over three months	(132)
Cash and cash equivalents	10,884		Cash and cash equivalents	3,209

(Items Related to Shareholders’ Capital)

As of June 30, 2009 and for the three months ended June 30, 2009

1.	Type and total of shares issued and outstanding

Common stock 17,540,333 shares

2.	Type and number of shares of treasury stock

Common stock 982,682 shares

3.	Items related to new subscription rights, etc.

None.

3.	Items related to dividends

None.

(Segment Information)

Performance by Segment

Three months ended June 30, 2008

As the amount of sales and operating income from real estate sales segment accounted for over 90% of both the total amount of sales and operating income for all segments, business type-specific segment information have been omitted.

Three months ended June 30, 2009

	Real estate sales business (Millions of yen)	Real estate rental business (Millions of yen)	Real estate management business (Millions of yen)	Other business (Millions of yen)	Total (Millions of yen)	Eliminated/ Company-wide (Millions of yen)	Consolidated (Millions of yen)
Sales
(1) Sales to external customers	8,413	330	469	234	9,447	—	9,447
(2) Intersegmental internal sales / transfers	—	2	2	191	196	(196)	—

Total	8,413	332	472	425	9,643	(196)	9,447

Operating income (losses)	(85)	82	55	49	103	(8)	94

(Notes)

1.	Method for Segmenting Businesses
Business segments are created considering the type of business involved.
2.	Descriptions of Each Segment
Real estate sales business: Built-for-sale condominiums, etc.
Real estate rental business: Renting of offices, storefronts, etc.
Real estate management business: Management of condominiums, etc.
Other: Sales representation
3.	The above values do not include consumption tax, etc.
4.	Previously, real estate rental and real estate management were classified as “Other business,” but since the importance of these segments increased, those businesses have been classified as “Real estate rental business” and “Real estate management business” for the three months ended June 30, 2009.

Location-specific segment information

During the three months ended June 30, 2008 and the three months ended June 30, 2009, the Company had no consolidated subsidiaries or branches located in countries or regions outside of Japan. For this reason, location-specific segment information is not included in this report.

Overseas sales

During the three months ended June 30, 2008 and the three months ended June 30, 2009, the Company did not post overseas sales. For this reason, overseas sales information is not included in this report.

(Items Related to Securities)

As of June 30, 2009

As other securities with market prices were not material to the business operation, and there is no significant changes since the last date of the previous consolidated fiscal year, items related to securities are not included in this report.

(Items Related to Derivatives Trading)

As of June 30, 2009

Takara Leben Group engages in no derivatives trading, and thus there are no applicable items.

(Items Related to Stock Options, etc.)

For the three months ended June 30, 2009

Not applicable.

(Per Share Information)

1.	Net assets per share

June 30, 2009		March 31, 2009
Net assets per share	374.82 yen	Net assets per share	387.80 yen
2. Current net income (losses) per share
For the three months ended June 30, 2008		For the three months ended June 30, 2009
Current net income per share	72.07 yen	Current net loss per share	(12.57) yen

Diluted net income per share for the three months ended June 30, 2008 was not presented as there is no share with dilutive effect.		Diluted net income per share for the three months ended June 30, 2009 was not presented as there is no share with dilutive effect.

(Note) The basis for calculating current net income (losses) per share is given below.

	For the three months ended June 30, 2008	For the three months ended June 30, 2009
Current net income (losses) (Millions of yen)	1,193	(208)
Amount not belonging to the common stockholders (Millions of yen)	—	—
Current net income (losses) relating to common stock (Millions of yen)	1,193	(208)
Average share number during the period (Thousands of shares)	16,557	16,557

(Important Post-balance Sheet Events)

None.

(Items Related to Lease Transactions)

For the three months ended June 30, 2009

Omitted as there were no significant changes.

2	Other

Not applicable.

PART II    INFORMATION ON GUARANTOR OF THE COMPANY

Not applicable.

Independent Accountants’ Quarterly Review Report

August 6, 2008

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Toshio Yanagishita

(Seal)

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Hideaki Takahashi

(Seal)

Pursuant to the first clause of Article 193-2 of the Financial Instruments and Exchange Act, we have performed a quarterly review of the quarterly consolidated financial statements included in the Financial Statements section, which include the quarterly consolidated balance sheets, quarterly consolidated statements of income, and quarterly consolidated statements of cash flow, for the three months ended June 30, 2008 of Takara Leben CO., LTD in the consolidated fiscal year from April 1, 2008 to March 31, 2009. These quarterly financial statements are the responsibility of the Company’s management, and our responsibility is to independently express a conclusion on these quarterly financial statements.

We conducted our quarterly review in accordance with quarterly review standards generally accepted in Japan. A review of quarterly financial information consists of making inquiries, primarily of management and persons responsible for financial and accounting matters, applying analytical and other quarterly review procedures. A review is substantially less in scope than an audit of fiscal year financial statements conducted in accordance with auditing standards generally accepted in Japan.

Based on our quarterly review, nothing has come to our attention that causes us to believe that the quarterly consolidated financial statements referred to above do not present fairly, in all material aspects, the consolidated financial position of Takara Leben CO., LTD. and its consolidated subsidiaries as of June 30, 2008, and the consolidated results of their operations for the three months period then ended and their cash flows for the three months period then ended in conformity with accounting principles generally accepted in Japan

Takara Leben CO., LTD., our firm and our Operating Partners do not have any interest which should be disclosed under the provisions of the Certified Public Accountants Law.

(Notes)

1.	The document presented above is an electronic version of the original of the “Independent Accountants’ Review Report”, and the original report is kept separately by Takara Leben CO., LTD. (the filing company of the Quarterly Securities Report).
2.	The scope of the quarterly consolidated financial statements does not include the XBRL data itself.

Independent Accountants’ Quarterly Review Report

August 4, 2009

Board of Directors of

Takara Leben CO., LTD.

Grant Thornton Taiyo ASG

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Toshio Yanagishita

(Seal)

Designated Limited Liability Partner,

Operating Partner,

Certified Public Accountant: Hideaki Takahashi

(Seal)

Pursuant to the first clause of Article 193-2 of the Financial Instruments and Exchange Act, we have performed a quarterly review of the quarterly consolidated financial statements included in the Financial Statements section, which include the quarterly consolidated balance sheets, quarterly consolidated statements of income, and quarterly consolidated statements of cash flow, for the tree months ended June 30, 2009 of Takara Leben CO., LTD in the consolidated fiscal year from April 1, 2009 to March 31, 2010. These quarterly financial statements are the responsibility of the Company’s management, and our responsibility is to independently express a conclusion on these quarterly financial statements.

We conducted our quarterly review in accordance with quarterly review standards generally accepted in Japan. A review of quarterly financial information consists of making inquiries, primarily of management and persons responsible for financial and accounting matters, applying analytical and other quarterly review procedures. A review is substantially less in scope than an audit of fiscal year financial statements conducted in accordance with auditing standards generally accepted in Japan.

Based on our quarterly review, nothing has come to our attention that causes us to believe that the quarterly consolidated financial statements referred to above do not present fairly, in all material aspects, the consolidated financial position of Takara Leben CO., LTD. and its consolidated subsidiaries as of June 30, 2009, and the consolidated results of their operations for the three months then ended and their cash flows for the three months then ended in conformity with accounting principles generally accepted in Japan

Takara Leben CO., LTD., our firm and our Operating Partners do not have any interest which should be disclosed under the provisions of the Certified Public Accountants Law.

(Notes)

1.	The document presented above is an electronic version of the original of the “Independent Accountants’ Review Report”, and the original report is kept separately by Takara Leben CO., LTD. (the filing company of the Quarterly Securities Report).
2.	The scope of the quarterly consolidated financial statements does not include the XBRL data itself.